Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-194213) of SunCoke Energy Partners, L.P. (“the Partnership”) and in the related Prospectus of our report dated February 24, 2015, with respect to the consolidated financial statements SunCoke Energy Partners, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois
February 24, 2015